SECOND AMENDMENT TO THE

CUSTODY AGREEMENT

THIS SECOND AMENDMENT effective as of May 1, 2014 to the Custody Agreement, dated as of March 14, 2006, as amended April 10, 2007 (the “Agreement”), is entered into by and between OHIO NATIONAL FUND, INC., a Maryland corporation. (the “Corporation”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement shall be superseded and replaced with Amended Exhibit C attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

OHIO NATIONAL FUND, INC.	U.S. BANK NATIONAL ASSOCIATION

By: /s/ R. Todd Brockman	By: /s/ Michael R. McVoy

Name: R. Todd Brockman	Name: Michael R. McVoy

Title: Treasurer	Title: Senior Vice President

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Amended Exhibit C

to the

Custody Agreement – Ohio National Fund, Inc.

Fund Names

Separate Series of Ohio National Fund, Inc. at May 1, 2014

Name of Series

EQUITY PORTFOLIO

MONEY MARKET PORTFOLIO

BOND PORTFOLIO

OMNI PORTFOLIO

CAPITAL APPRECIATION PORTFOLIO

AGGRESSIVE GROWTH PORTFOLIO

SMALL CAP GROWTH PORTFOLIO

MID CAP OPPORTUNITY PORTFOLIO

CAPITAL GROWTH PORTFOLIO

S&P 500 INDEX PORTFOLIO

HIGH INCOME BOND PORTFOLIO

NASDAQ-100 INDEX PORTFOLIO

BRISTOL PORTFOLIO

BRYTON GROWTH PORTFOLIO

BALANCED PORTFOLIO

TARGET VIP PORTFOLIO

BRISTOL GROWTH PORTFOLIO

STRATEGIC VALUE PORTFOLIO

RISK MANAGED BALANCED PORTFOLIO

5/2014	2